Exhibit 99.1

FICO Announces Earnings of $4.80 per Share for First Quarter Fiscal 2024

Revenue of $382 million vs. $345 million in prior year

BOZEMAN, Mont.--(BUSINESS WIRE)--January 25, 2024--FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its first fiscal quarter ended December 31, 2023.

First Quarter Fiscal 2024 GAAP Results

Net income for the quarter totaled $121.1 million, or $4.80 per share, versus $97.6 million, or $3.84 per share, in the prior year period.

Net cash provided by operating activities for the quarter was $122.1 million versus $92.4 million in the prior year period.

First Quarter Fiscal 2024 Non-GAAP Results

Non-GAAP Net Income for the quarter was $121.2 million versus $108.5 million in the prior year period. Non-GAAP EPS for the quarter was $4.81 versus $4.26 in the prior year period. Free cash flow was $120.8 million for the current quarter versus $91.6 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned “Non-GAAP Results” and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

First Quarter Fiscal 2024 GAAP Revenue

The company reported revenues of $382.1 million for the quarter as compared to $344.9 million reported in the prior year period.

“We had a good start to our fiscal year, with another quarter of strong growth,” said Will Lansing, chief executive officer. “We reiterate our fiscal year 2024 guidance, which includes double-digit percentage revenue and EPS growth.”

Revenues for the first quarter of fiscal 2024 for the company’s two operating segments were as follows:

  Scores revenues, which include the company’s business-to-business (B2B) scoring solutions, and business-to-consumer (B2C) solutions, were $192.1 million in the first quarter, compared to $178.0 million in the prior year period, an increase of 8%. B2B revenue increased 12%, primarily attributable to a higher unit price. B2C revenue decreased 3% from the prior year period due to lower volumes on myFICO.com business.
  Software revenues, which include the company’s analytics and digital decisioning technology, were $190.0 million in the first quarter, compared to $166.9 million in the prior year period, an increase of 14%, due to increased recurring revenue, partially offset by decreases in professional services. Software Annual Recurring Revenue was up 18% year-over-year, consisting of 43% platform ARR growth and 11% non-platform growth. Software Dollar-Based Net Retention Rate was 114% in the first quarter, with platform software at 136% and non-platform software at 108%.

Outlook

The company is re-iterating its previously provided guidance for fiscal 2024:

Fiscal 2024 Guidance
Revenues	$ 1.675 billion
GAAP Net Income	$ 490 million
GAAP EPS	$ 19.45
Non-GAAP Net Income	$ 566 million
Non-GAAP EPS	$ 22.45

The Non-GAAP financial measures are described in the financial table captioned “Reconciliation of Non-GAAP Guidance.”

Company to Host Conference Call

The company will host a webcast on January 25, 2024 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its first quarter fiscal 2024 results and provide various strategic and operational updates. The call can be accessed at FICO's web site at www.fico.com/investors. A replay of the webcast will be available at our Past Events page through January 25, 2025.

About FICO

FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 215 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, insurance, telecommunications, health care, retail, and many other industries. Using FICO solutions, businesses in more than 100 countries do everything from protecting 2.6 billion payment cards from fraud, to improving financial inclusion, to increasing supply chain resiliency. The FICO® Score, used by 90% of top US lenders, is the standard measure of consumer credit risk in the US and has been made available in over 40 other countries, improving risk management, credit access and transparency.

Learn more at http://www.fico.com

Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

For FICO news and media resources, visit www.fico.com/news.

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Software segment’s business strategy, the Company’s ability to continue to develop new and enhanced products and services, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, disruptions and uncertainties with respect to global economic conditions as well as in industries and markets of the Company and its customers, the Company’s ability to keep up with rapidly changing technologies, its ability to recruit and retain qualified personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions, or divestitures, and material adverse developments in global economic conditions or the occurrence of certain other world events such as geopolitical tensions, military conflicts, the level and volatility of interest rates, the level of inflation, the continuing effects of the COVID-19 pandemic, an actual recession or fears of a recession, trade policies and tariffs, and political and governmental instability. Additional information on these risks and uncertainties and other factors that could affect FICO's future results are described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2023 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	September 30,
	2023	2023
ASSETS:
Current assets:
Cash and cash equivalents	$160,421	$136,778
Accounts receivable, net	367,478	387,947
Prepaid expenses and other current assets	37,364	31,723
Total current assets	565,263	556,448

Marketable securities and investments	38,213	34,237
Property and equipment, net	10,406	10,966
Operating lease right-of-use-assets	18,916	25,703
Goodwill and intangible assets, net	777,837	774,244
Other assets	182,883	173,683
	$1,593,518	$1,575,281

LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current liabilities:
Accounts payable and other accrued liabilities	$65,071	$78,487
Accrued compensation and employee benefits	68,216	102,471
Deferred revenue	146,822	136,730
Current maturities on debt	153,000	50,000
Total current liabilities	433,109	367,688

Long-term debt	1,808,655	1,811,658
Operating lease liabilities	11,899	23,903
Other liabilities	65,620	60,022
Total liabilities	2,319,283	2,263,271

Stockholders' deficit	(725,765)	(687,990)
	$1,593,518	$1,575,281

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	December 31,
	2023	2022
Revenues:
On-premises and SaaS software	$168,668	$144,560
Professional services	21,279	22,322
Scores	192,112	177,988
Total revenues	382,059	344,870

Operating expenses:
Cost of revenues	83,461	76,569
Research & development	42,635	36,633
Selling, general and administrative	104,329	92,995
Amortization of intangible assets	275	275
Gain on product line asset sale	-	(1,941)
Total operating expenses	230,700	204,531
Operating income	151,359	140,339
Other expense, net	(20,769)	(22,436)
Income before income taxes	130,590	117,903
Provision for income taxes	9,525	20,260
Net income	$121,065	$97,643

Basic earnings per share:	$4.89	$3.90
Diluted earnings per share:	$4.80	$3.84

Shares used in computing earnings per share:
Basic	24,764	25,045
Diluted	25,219	25,443

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Quarter Ended
	December 31,
	2023	2022
Cash flows from operating activities:
Net income	$121,065	$97,643
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,824	4,280
Share-based compensation	31,574	29,702
Changes in operating assets and liabilities	(30,343)	(33,250)
Gain on product line asset sale	-	(1,941)
Other, net	(3,000)	(3,994)
Net cash provided by operating activities	122,120	92,440

Cash flows from investing activities:
Purchases of property and equipment	(1,361)	(850)
Net activity from marketable securities	(1,057)	(2,165)
Proceeds from product line asset sales, net of cash transferred	-	(7,575)
Net cash used in investing activities	(2,418)	(10,590)

Cash flows from financing activities:
Proceeds from revolving line of credit and term loan	170,000	169,000
Payments on revolving line of credit and term loan	(70,750)	(102,750)
Proceeds from issuance of treasury stock under employee stock plans	4,499	1,995
Taxes paid related to net share settlement of equity awards	(131,911)	(72,865)
Repurchases of common stock	(71,704)	(75,004)
Net cash used in financing activities	(99,866)	(79,624)

Effect of exchange rate changes on cash	3,807	4,428

Increase in cash and cash equivalents	23,643	6,654
Cash and cash equivalents, beginning of period	136,778	133,202
Cash and cash equivalents, end of period	$160,421	$139,856

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	December 31,
	2023	2022

GAAP net income	$121,065	$97,643
Amortization of intangible assets	275	275
Gain on product line asset sale	-	(1,941)
Share-based compensation expense	31,574	29,702
Income tax adjustments	(7,915)	(6,914)
Excess tax benefit	(23,775)	(10,304)
Non-GAAP net income	$121,224	$108,461

GAAP diluted earnings per share	$4.80	$3.84
Amortization of intangible assets	0.01	0.01
Gain on product line asset sale	-	(0.08)
Share-based compensation expense	1.25	1.17
Income tax adjustments	(0.31)	(0.27)
Excess tax benefit	(0.94)	(0.40)
Non-GAAP diluted earnings per share	$4.81	$4.26

Free cash flow
Net cash provided by operating activities	$122,120	$92,440
Capital expenditures	(1,361)	(850)
Free cash flow	$120,759	$91,590

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(In millions, except per share data)
(Unaudited)

Fiscal 2024 Guidance

GAAP net income	$490
Amortization of intangible assets	1
Share-based compensation expense	140
Income tax adjustments	(35)
Excess tax benefit	(30)
Non-GAAP net income	$566

GAAP diluted earnings per share	$19.45
Amortization of intangible assets	0.04
Share-based compensation expense	5.55
Income tax adjustments	(1.40)
Excess tax benefit	(1.19)
Non-GAAP diluted earnings per share	$22.45

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude, to the extent applicable, such items as the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

Contacts

Investors/Analysts:

Dave Singleton
Fair Isaac Corporation
(800) 459-7125
investor@fico.com